Exhibit 10.3

FORM OF FIRST AMENDMENT

TO

EMPLOYMENT AGREEMENT

A. The Employment Agreement (the “Agreement”) dated as of August 14, 2007 by and between Peter Levine (the “Executive”) and Citrix Systems, Inc. (the “Company”) is hereby amended as follows:

1. Section 5(G) of the Agreement is hereby amended by deleting the second paragraph thereof and substituting the following in lieu thereof:

“The severance payments provided under this Section 5(G) shall be paid on the first payroll date 30 days after the Executive’s termination of employment; provided, however, that, if at the time of the Executive’s ‘separation from service’ within the meaning of Section 409A of the Code, the Company determines that the Executive is a ‘specified employee’ within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment that the Executive becomes entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. Any such delayed cash payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of separation from service occurs, from such date of separation from service until the payment.

The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.”

B. The effective date of this First Amendment shall be November [    ], 2008.

C. Except as amended herein, the Agreement is confirmed in all other respects.

CITRIX SYSTEMS, INC.

By:
Name:
Title:

Peter Levine